Page 1 of 11 AMENDED AND RESTATED ADVISORY SERVICES AGREEMENT THIS AMENDED AND RESTATED ADVISORY SERVICES AGREEMENT (the “Agreement”) is made as of May 6, 2025, between Michael Burns (hereinafter referred to as “ADVISOR”) and Starz Entertainment Corp. (hereinafter referred to as “STARZ” or “CLIENT”). ADVISOR and CLIENT are herein referred to, collectively, as the “Parties,” and each, individually, as a “Party.” WHEREAS, CLIENT desires to engage ADVISOR as an independent contractor to act as a senior advisor to the Chief Executive Officer (“CEO”) of STARZ, providing strategic guidance to the CEO, with a primary focus on corporate finance, mergers, acquisitions, and related deal structuring transactions. WHEREAS, ADVISOR is independently and customarily engaged in providing services of the same nature as the services to be provided to CLIENT under this Agreement. WHEREAS, CLIENT and ADVISOR entered into an Advisory Services Agreement with an effective date of May 5, 2025 (the “Prior Agreement”) in anticipation of CLIENT having completed its separation from LG Studios Corp. (the “Separation”) by May 5, 2025. The date of the Separation is now anticipated to be May 6, 2025. WHEREAS, CLIENT and ADVISOR desire to enter into this Agreement, with a corrected effective date of May 6, 2025, which will completely supersede and replace the Prior Agreement. For the avoidance of doubt, the Prior Agreement will be null and void upon the execution of this Agreement. NOW, THEREFORE, THE PARTIES ENTER INTO THIS AGREEMENT AS FOLLOWS: 1. Services 1.1 ADVISOR’s services hereunder shall be rendered to CLIENT commencing May 6, 2025 (the “Commencement Date”) and ending May 5, 2026; provided however, that at ADVISOR’s election, such Term may be extended for additional one year period(s), up to a maximum of three (3) years from the Commencement Date (the initial term and any extended term, the “Term”), but in no event will ADVISOR continue to provide services to CLIENT after May 5, 2028 unless mutually agreed to by both Parties in writing. ADVISOR’s services shall be provided at such time and such location(s) to be mutually agreed upon by CLIENT and ADVISOR. ADVISOR shall not delegate any of the services hereunder to any employee, subcontractor, agent or other personnel employed or engaged by ADVISOR (“ADVISOR Personnel”) without the advance written consent of CLIENT. 1.2 Termination The Term of this Agreement and the consulting relationship shall terminate upon the happening of any one or more of the following events: (A) The expiration of the Term. (B) The mutual written agreement of CLIENT and ADVISOR. (C) Immediately if ADVISOR commits gross misconduct in connection with the services, or engages in conduct that materially adversely affects, or that could reasonably be expected to materially adversely affect, STARZ, its business or reputation. Docusign Envelope ID: FAC70A46-9984-449C-99E8-34C271286D10

Page 2 of 11 (D) The death or permanent disability of ADVISOR. In the event that the Term of this Agreement is terminated or expires, neither CLIENT nor ADVISOR shall have any remaining duties or obligations hereunder, except that CLIENT shall pay to ADVISOR, any undisputed Fees (as hereafter defined) that had accrued but had not been paid as of the date of such termination, subject to CLIENT’s receipt of the respective invoice, and ADVISOR will provide CLIENT with all complete and incomplete deliverables relating to the services. Following the termination of the consulting relationship, however caused, Sections 3-14 of this Agreement shall, notwithstanding anything else herein to the contrary, survive and continue to be binding upon the parties following such termination. 1.3 ADVISOR agrees that the acceptability or suitability of the services provided by ADVISOR hereunder is solely within the absolute discretion of CLIENT. 1.4 ADVISOR agrees to communicate with CLIENT, on a regular basis established by CLIENT, the progress of any and all current projects. 1.5 CLIENT and ADVISOR agree that ADVISOR shall coordinate the services to be provided hereunder with and report on the progress of the services to the CEO, currently Jeff Hirsch (the “Designated Executive”), or CLIENT’s designee, but shall otherwise be free from CLIENT’s control and direction in connection with the performance of services under this Agreement. 1.6 ADVISOR’s services to CLIENT shall be on a non-exclusive/no material interference basis and ADVISOR shall not be precluded from rendering services to any other person or entity so long as such services do not interfere with the rendition of ADVISOR’s services to CLIENT hereunder. CLIENT specifically acknowledges ADVISOR’S employment relationship with Lionsgate Studios Corp., which shall be deemed not to interfere with ADVISOR’S services hereunder. 2. Fees, Equity Grants, and Expenses 2.1 Fees: ADVISOR shall provide the services to CLIENT at the monthly rate of Fifty Thousand and 00/100 Dollars ($50,000.00) (“Fees”), rendered in accordance with this Agreement. Invoices shall be submitted to and approved by the Designated Executive and paid through CLIENT’s Accounting and Finance Department in accordance with CLIENT’s accounts payable policies then in effect. 2.2 One-Time Equity Grant: CLIENT shall request that, at the first regularly scheduled meeting of the Compensation Committee of the Board of Directors of STARZ (the “STARZ CC”) following ADVISOR’s execution of this Agreement (the date of such meeting, the “Non- Recurring Award Date”) and subject to ADVISOR providing services through the Non- Recurring Award Date, the STARZ CC approve a grant to ADVISOR of a non-qualified stock option to purchase STARZ common shares (“Shares”) equivalent in value to Three Million and 00/100 Dollars ($3,000,000.00) (“One-Time Performance- Based Option”) as determined under Section 2.2(A) below. For the avoidance of doubt, the One-Time Performance-Based Option referenced herein shall apply only to the initial term of this Agreement. Should ADVISOR elect to extend the Term pursuant to Section 1.1 above, ADVISOR shall not be entitled to any additional one-time equity grants; provided, however, ADVISOR shall remain eligible for annual equity awards during the extended term(s), if any, in accordance with Section 2.3 below. (A) The number of Shares subject to the One-Time Performance-Based Option shall be determined by dividing Three Million and 00/100 Dollars ($3,000,000.00) by the per-share fair value of the One-Time Performance-Based Option on the Non- Docusign Envelope ID: FAC70A46-9984-449C-99E8-34C271286D10

Page 3 of 11 Recurring Award Date (such per-share value to be based upon the Black- Scholes or similar valuation method and assumptions then generally used by CLIENT in valuing its options and similar awards for financial statement purposes). The exercise price per Share for the One-Time Performance-Based Option shall be the closing price (in regular trading) of a share of STARZ on the Nasdaq on the Non- Recurring Award Date. (B) The One-Time Performance Based Option shall be eligible to vest as to one-third of the Shares subject to the award on each of the first, second and third anniversaries of the Non-Recurring Award Date (each, a “Performance Vesting Date”). The vesting of the One-Time Performance-Based Option on each respective Performance Vesting Date shall be subject to a financial structuring performance metrics/criteria target, which shall be determined by the CEO or CLIENT’s designee, on each respective Performance Vesting Date. Determination of the vesting of the One-Time Performance-Based Option on each respective Performance Vesting Date, if any, shall be made by the CEO or CLIENT’s designee. Any portion of the One-Time Performance-Based Option that is eligible to vest on a particular Performance Vesting Date and does not vest on that date shall expire on that date with no possibility of further vesting. (C) If granted, the One-Time Performance-Based Option set forth above shall be granted in accordance with the terms and conditions of the STARZ 2025 Performance Incentive Plan or a successor plan thereto (the “Plan”). T h e One- Time Performance-Based Option, if granted, shall be evidenced by and subject to the terms of an award agreement in the form generally then used by STARZ to evidence grants of the applicable type of award under the Plan. (D) The vesting schedule in Section 2.2(B) above requires ADVISOR’s continuous provision of services to CLIENT through each applicable Performance Vesting Date as a condition to the vesting of the applicable installment of the One-Time Performance-Based Option and the rights and benefits thereto. ADVISOR’s then- unvested portion of the One-Time Performance-Based Option will terminate on any termination of ADVISOR’s services to CLIENT, and ADVISOR will have no further rights with respect thereto. Notwithstanding the foregoing, in the event that ADVISOR does not elect to renew this Agreement for one or more subsequent one-year terms, provided ADVISOR completes the full initial one-year term (or extended one-year term, as applicable) of the Agreement and is not in uncured, material breach of this Agreement, ADVISOR shall be entitled to acceleration of the applicable installment of the One-Time Performance-Based Option corresponding to the Performance Vesting Date immediately following the end of the Term; provided further that ADVISOR is only eligible to vest in one installment of the One-Time Performance-Based Option for every full year that Services are provided under this Agreement. For illustration purposes only, if the Non- Recurring Award Date is July 1, 2025, and if the Term ends on May 5, 2026, ADVISOR would be entitled to acceleration of the installment of the One-Time Performance-Based Option that would be scheduled to vest on July 1, 2026. However, if the Agreement terminates prior to the end of a full year extension, for example if the Agreement terminates on September 1, 2026, ADVISOR would not be entitled to acceleration of the installment of the One-Time Performance-Based Option that would be scheduled to vest on July 1, 2027. For additional clarification, if ADVISOR provides Services through May 5, 2028, and is not in uncured, material breach of this Agreement, ADVISOR shall be entitled to acceleration of the installment of the One-Time Performance-Based Option scheduled to vest on the Performance Vesting Date immediately following the end of the Term. 2.3 Annual Equity Awards: CLIENT shall request that, at the first regularly scheduled meeting Docusign Envelope ID: FAC70A46-9984-449C-99E8-34C271286D10

Page 4 of 11 of the STARZ CC to be held following each of July 1, 2025, July 1, 2026 and July 1, 2027 (the date of each such meeting, an “Annual Award Date”) and subject to ADVISOR providing services through the applicable Annual Award Date, the STARZ CC approve a grant to ADVISOR of performance-based restricted stock units (each, an “Annual Equity Award”) equivalent in value to Five Hundred Thousand and 00/100 Dollars ($500,000.00) as determined under Section 2.3(A) below. ADVISOR acknowledges that these Annual Equity Awards are subject to the approval of the STARZ CC. (A) The number of Shares subject to the Annual Equity Award shall be determined by dividing Five Hundred Thousand and 00/100 Dollars ($500,000.00) by the closing price (in regular trading) of a share of STARZ on the Nasdaq on the Annual Award Date. (B) Each Annual Equity Award shall be eligible to vest as to one-third of the shares subject to the applicable award on each of the first, second and third anniversaries of the applicable Annual Award Date (each, a “Performance Vesting Date”). The vesting of the Annual Equity Award on each respective Performance Vesting Date shall be subject to a financial structuring performance metrics/criteria target, which shall be determined by the CEO or CLIENT’s designee, on each respective Annual Award Date. Determination of the vesting of each Annual Performance-Based Grant on each respective Performance Vesting Date, if any, shall be made by the CEO or CLIENT’s designee. Any portion of any such award that is eligible to vest on a particular Performance Vesting Date and does not vest on that date shall expire on that date with no possibility of further vesting. (C) If granted, the Annual Equity Awards set forth above shall be granted in accordance with the terms and conditions of the Plan. Each of the Annual Equity Awards, if granted, shall be evidenced by and subject to the terms of an award agreement in the form generally then used by STARZ to evidence grants of the applicable type of award under the Plan. (D) The vesting schedule in 2.3(B) above requires ADVISOR’s continuous provision of services to CLIENT through each applicable Performance Vesting Date as a condition to the vesting of the applicable installment of the Annual Equity Award and the rights and benefits thereto. ADVISOR’s then-unvested awards will terminate on any termination of ADVISOR’s services to CLIENT, and ADVISOR will have no further rights with respect thereto. Notwithstanding the foregoing, in the event that ADVISOR does not elect to renew this Agreement for one or more subsequent one-year terms, provided ADVISOR completes the full initial one-year term (or extended one-year term, as applicable) of the Agreement and is not in uncured, material breach of this Agreement, ADVISOR shall be entitled to acceleration of the applicable installment of the Annual Equity Award(s) corresponding to the Performance Vesting Date immediately following the end of the Term; provided further that ADVISOR is only eligible to vest in one installment of an Annual Equity Award(s) for every full year that Services are provided under this Agreement. For illustration purposes only, if the Annual Award Date is July 1, 2025, and if the Term ends on May 5, 2026, ADVISOR would be entitled to acceleration of the installment of the Annual Equity Award that would be scheduled to vest on July 1, 2026. However, if the Agreement terminates prior to the end of a full year extension, for example if the Agreement terminates on September 1, 2026, ADVISOR would not be entitled to acceleration of the installment of an Annual Equity Award that would be scheduled to vest on July 1, 2027. For additional clarification, if ADVISOR provides Services through May 5, 2028, and is not in uncured, material breach of this Agreement, ADVISOR shall be entitled to acceleration of the applicable installment of the Annual Equity Award(s) scheduled to vest on the Performance Vesting Date immediately following the end of the Term. Docusign Envelope ID: FAC70A46-9984-449C-99E8-34C271286D10

Page 5 of 11 2.4 Discretionary Bonus: During the Term, ADVISOR may be eligible to receive a discretionary cash bonus (“Cash Bonus”) based upon ADVISOR’s performance as determined in the sole discretion of CLIENT. 2.5 CLIENT shall reimburse ADVISOR for ADVISOR’s expenses incurred in connection with the performance of the services only if approved in advance by the Designated Executive. Any travel will require the advance request and approval of the Designated Executive prior to being booked. For the avoidance of doubt, in the event that ADVISOR must travel to perform the services, with the approval of their Designated Executive, ADVISOR shall be reimbursed for ADVISOR’s reasonable air travel, ground transportation, reasonable lodging and meals for himself and those of any authorized employee of ADVISOR. The cost of meals shall be capped at up to TWO HUNDRED AND 00/100 DOLLARS ($200.00) per person per day. CLIENT shall make payment to ADVISOR for reimbursement of expenses within thirty (30) days after CLIENT’s receipt of each expense invoice submitted with appropriate supporting documentation. 2.6 With the exception of travel (or other pre-approved) expenses as referenced in the preceding Section, ADVISOR shall be responsible for all business expenses in connection with the operation of ADVISOR’s business and the performance of the services under this Agreement, including but not limited to telephone and internet expenses, and CLIENT shall not be obligated to pay any such expenses or to reimburse ADVISOR for such expenses. 2.7 Board Fee: In consideration for ADVISOR’s service as non-executive Chairman of the Board of Directors of STARZ (the “Board”), ADVISOR will receive One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) as an annual board fee, payable as determined by the Board. ADVISOR acknowledges and agrees that while this Agreement is in effect, he is not eligible to receive any payments or benefits under CLIENT’s Director Compensation Policy, and only the Board fee provisions contained in this Agreement shall apply. 3. Advisor’s Status; Tax Matters 3.1 CLIENT and ADVISOR acknowledge that ADVISOR is an independent contractor. ADVISOR shall not be deemed to be an employee of CLIENT. ADVISOR shall not be entitled to participate in or receive any benefit or privileges applicable to CLIENT’s employees under any employee benefit plan, including, without limitation, health, insurance, retirement, pension, savings, vacation, paid time off, leave, fringe benefits or any other benefit under any benefit plan, program or policy. ADVISOR also is not an employee of CLIENT with regard to any laws concerning social security, disability insurance, unemployment compensation, federal, state or local income tax withholding or any other laws, regulations or orders relating to employees. ADVISOR shall bear the exclusive responsibility for all obligations imposed upon ADVISOR as an independent contractor by all applicable federal, state, or local laws, regulations or orders, including, without limitation, those relating to all federal, state and local income taxes, filing of all returns and reports, compliance with all employer obligations under the Affordable Care Act, unemployment insurance payments and all assessments, taxes, and other sums required of an independent contractor. ADVISOR shall also be solely responsible for paying or providing wages, workers’ compensation insurance, benefits, taxes, insurance contributions and other legally mandated payments or benefits applicable to ADVISOR Personnel (which engagement must be separately approved in writing by CLIENT) and ADVISOR shall indemnify and hold CLIENT harmless from and against any liability with respect to any of ADVISOR’s obligations set forth in this Section 3.1. ADVISOR agrees that should ADVISOR or any ADVISOR Personnel be found eligible for any employee benefits of CLIENT, ADVISOR and ADVISOR Personnel hereby waive any rights to receive such benefits. Such waiver is a material term of this Agreement. Docusign Envelope ID: FAC70A46-9984-449C-99E8-34C271286D10

Page 6 of 11 3.2 ADVISOR shall, promptly upon commencement of the services hereunder, furnish CLIENT with ADVISOR’s social security or tax ID number solely for the purpose of facilitating CLIENT’s payment of ADVISOR’s invoices. CLIENT shall issue an IRS Form 1099 as required by law with respect to any compensation paid to ADVISOR under this Agreement. ADVISOR will indemnify CLIENT against any claims, damages, liabilities and expenses of any kind arising out of or in connection with ADVISOR’s failure to discharge its obligations as an independent contractor, including for any tax obligations or tax assessments based on any payment made by CLIENT to ADVISOR under this Agreement. 4. Assignment This Agreement and the rights and obligations specified herein are not assignable by ADVISOR without the prior written consent of CLIENT. CLIENT shall be free to assign this Agreement and its rights and obligations hereunder to any affiliate, subsidiary or successor of CLIENT. 5. Binding Effect This Agreement shall be binding upon the Parties hereto, and the services hereunder shall inure to the benefit of CLIENT and its successors and assigns. If CLIENT consents in writing to ADVISOR delegating some or all of the services to ADVISOR Personnel, then ADVISOR shall cause such ADVISOR Personnel to be bound by each and every term of this Agreement and further shall cause such ADVISOR Personnel to confirm their obligations hereunder to CLIENT in writing at CLIENT’s request. 6. Warranties Except as herein specifically stated, there are no warranties made by either Party, express or implied. ADVISOR agrees that (a) ADVISOR will provide the services described herein according to the standard of care and competence provided by competent experienced advisors of good reputation and status equal to ADVISOR’s; (b) any materials, designs, concepts, and other deliverables contributed to, developed or created in the performance of ADVISOR’s services shall be wholly original to ADVISOR and the use hereof by CLIENT will not in any way infringe upon or violate any rights whatsoever of any third person or entity; (c) ADVISOR will not employ any persons or engage other ADVISOR Personnel, contract for the purchase or lease of any material, nor make any agreement committing CLIENT to pay any sum of money or incur any other obligation whatsoever without first obtaining the prior written approval of CLIENT; (d) ADVISOR is customarily engaged and invests in a separate and independent business, which qualifies as an independently established trade, occupation or business and maintains a business location which is separate from any CLIENT location; (e) ADVISOR has the ability to set or negotiate ADVISOR’s compensation for the services hereunder and to control ADVISOR’S profit and losses; (f) ADVISOR has the ability to set ADVISOR’s hours in connection with the performance of the services; (g) ADVISOR is not financially or economically dependent on CLIENT; and (h) ADVISOR will customarily and regularly exercise discretion and independent judgment in the performance of the services, control the manner and means by which the services are performed, and is and will be free from the control and direction of CLIENT both under the terms of this Agreement and in connection with the performance of the Services. ADVISOR’s services are not exclusive to CLIENT and ADVISOR may contract with other businesses and clientele to provide the same or similar services as provided for hereunder without restrictions from CLIENT. 7. Allocation of Liability and Indemnity Docusign Envelope ID: FAC70A46-9984-449C-99E8-34C271286D10

Page 7 of 11 7.1 ADVISOR shall not be liable for failure to provide the services set forth herein if such failure is due to force majeure, i.e., any cause or condition beyond ADVISOR’s control. 7.2 Without limiting ADVISOR’s other indemnification obligations set forth in this Agreement, ADVISOR shall be liable and shall indemnify CLIENT (and CLIENT’s parent, affiliates, and subsidiaries, and each of their officers, directors, employees and agents), for any and all losses, claims, damages, demands, liabilities and expenses (including attorney’s fees), whatsoever, arising out of or in connection with the performance of the services under this Agreement caused by ADVISOR’S or ADVISOR’s Personnel’s gross or willful misconduct, negligence or breach of ADVISOR’s warranties or other obligations in this Agreement. 8. Arbitration Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof, including the determination of the scope or applicability of this agreement to arbitrate, shall be determined by arbitration in Los Angeles, California before one arbitrator in accordance with the Federal Arbitration Act. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures and in accordance with the Expedited Procedures in those Rules. Judgment on the Award may be entered in any court having jurisdiction. This clause shall not preclude the Parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. In no event shall either Party’s aggregate liability arising out of or related to this Agreement, whether arising out of related to breach of contract, tort (including negligence), or otherwise, exceed the total of the amounts paid and amounts accrued but not yet paid pursuant to this agreement. In no event shall either Party be liable to the other party for consequential, indirect, incidental, special, exemplary, punitive or enhanced damages, lost profits or revenues, or diminution in value, arising out of, relating to, or in connection with any breach of this agreement, regardless of (a) whether such damages were foreseeable, (b) whether a Party was advised of the possibility of such damages and (c) the legal or equitable theory (contract, tort, or otherwise) upon which the claim is based. The Parties further waive all claims for damages against each other to the extent covered by any insurance. The Parties agree that, except as set forth below, arbitration shall be the exclusive means of resolving any claim or dispute under this Agreement and that each Party is hereby waiving any rights to trial by jury or a court in any action or proceeding brought by either of the Parties against the other in connection with any matter whatsoever arising out of or in any way connected with this Agreement. 9. Injunctive Relief 9.1 ADVISOR understands, acknowledges and agrees that breach of the covenants set forth in Section 10 or Section 11 will cause CLIENT irreparable injury which cannot be reasonably or adequately compensated by monetary damages in an action at law. Accordingly, ADVISOR agrees that in the event of a breach or threatened breach by ADVISOR (or ADVISOR Personnel) of any of the covenants contained in Section 10 or Section 11, CLIENT shall be entitled to seek injunctive relief and other equitable relief to prevent, or in the event of, a breach of this Agreement by ADVISOR. ADVISOR further acknowledges, however, that CLIENT shall have the right, in addition to immediate termination of the consulting relationship, to seek a remedy at law as well as or in lieu of equitable relief in the event of any such breach. All rights and remedies pursuant to this Agreement or in law or equity are cumulative. 10. Confidential Information ADVISOR understands that indeterminable and irreparable harm may come to CLIENT Docusign Envelope ID: FAC70A46-9984-449C-99E8-34C271286D10

Page 8 of 11 from disclosure of any confidential and proprietary information of CLIENT and therefore shall treat all such information as strictly confidential. Confidential information includes, without limitation, all confidential materials, data, documents, strategies, plans, financial information, contracts or other confidential information of or relating to CLIENT or its business operations which is not generally available to the public and could cause CLIENT irreparable harm if disclosed to a third party, including a competitor. ADVISOR shall not disclose to any party not authorized by CLIENT to have same nor shall ADVISOR duplicate, copy or use for any purpose other than as absolutely necessary for the performance of the services under this Agreement, any confidential information of CLIENT of which ADVISOR becomes aware, observes, uses, accesses, develops or creates, in the course of rendering the services hereunder. ADVISOR agrees to take all necessary and appropriate measures to ensure that ADVISOR and ADVISOR Personnel (if applicable) strictly comply with the terms of this Section. For purposes of this Section 10, “CLIENT” shall refer to CLIENT as well as its parent, affiliated and subsidiary entities. The contents of this paragraph shall survive the termination, cancellation or expiration of this Agreement. 11. Results and Proceeds of Services and Other Rights ADVISOR hereby acknowledges, certifies and agrees that all results and proceeds of ADVISOR’s services hereunder, including, without limitation, any works of authorship resulting from such services and any works in progress (collectively, the “Results”), are and shall be deemed owned by and fully vested in CLIENT to the maximum extent permitted by applicable law. Accordingly, CLIENT is and shall be deemed the sole owner throughout the universe of any and all rights, title and interest therein to the maximum extent permitted by applicable law (including, without limitation, any and all copyrights, patents, trade secrets, know-how, publication and priority rights, neighboring rights, trademarks, ownership and exploitation rights, including all applications, registrations, renewals, goodwill, extensions, and reversions, together with the rights generally known as the “moral rights of authors” and any similar or analogous rights under the applicable laws of any country, to the maximum extent permitted by applicable law), whether or not now or hereafter known, existing, contemplated, recognized or developed, with the right to use the same in perpetuity in any manner CLIENT determines in its sole discretion without any further payment to ADVISOR whatsoever. Without limiting the preceding paragraph and to the maximum extent permitted by applicable law, ADVISOR hereby irrevocably assigns to CLIENT and quitclaims any and all of ADVISOR’s rights, title and interest in and to the Results, including, without limitation, any and all copyrights, patents, trade secrets, know-how, publication and priority rights, neighboring rights, trademarks, ownership and exploitation rights, including all applications, registrations, renewals, goodwill, extensions, and reversions, together with the rights generally known as the “moral rights of authors” and any similar or analogous rights under the applicable laws of any country, to the maximum extent permitted by applicable law, whether or not now or hereafter known, existing, contemplated, recognized or developed, and CLIENT shall have the right to use the same in perpetuity throughout the universe in any manner CLIENT may deem useful or desirable to establish or document CLIENT’s exclusive ownership of any and all rights in any of the Results, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent ADVISOR has any rights in the Results that cannot be assigned in the manner described above, ADVISOR unconditionally and irrevocably waives the enforcement of such rights. In connection with such assignments, at CLIENT’s request, ADVISOR will execute and deliver such further documents and perform such further acts as may be or become necessary or desirable to effectuate the purposes of this Section 11 and to secure and enforce CLIENT’s rights, title and interest in the Results. Without limiting ADVISOR’s obligations hereunder, ADVISOR hereby appoints CLIENT the true and lawful attorney- Docusign Envelope ID: FAC70A46-9984-449C-99E8-34C271286D10

Page 9 of 11 in-fact of ADVISOR to execute and deliver any documents and perform any acts in the event ADVISOR fails or refuses to do so in accordance with this Agreement (which appointment is coupled with an interest and is irrevocable) with full power of substitution and delegation. The compensation paid to ADVISOR under Section 2 of this Agreement shall be deemed to be inclusive of the full and final consideration for this assignment. To the extent the rights generally known as “moral rights of authors” and any similar or analogous rights under the applicable laws of any country throughout the universe, may not be granted or assigned, then, to the maximum extent possible, ADVISOR hereby irrevocably and unconditionally waives in perpetuity, including any extensions or reversions, if any, all rights under any law relating to “moral rights of authors,” and any similar or analogous rights under the applicable laws of any country throughout the universe, or resulting from any alleged violation of such rights. ADVISOR shall not institute any action, without limitation, on the ground that any changes, deletions, additions, or other use of the Results violate such rights. Additionally, all information, writings, records and any other documents made available to ADVISOR in the performance of ADVISOR’s services, shall remain the sole and exclusive property of CLIENT. ADVISOR agrees to keep complete records relating to the Results and disclose the Results to CLIENT promptly and in a form and in such detail as requested by CLIENT. If ADVISOR owns, controls or has an interest in any works or materials (collectively, “Other Materials”), and ADVISOR does, or causes to, incorporate or use any such Other Materials in connection with any Results or any products, services, operation or business of CLIENT or any of its affiliates, or if any right, title or interest in the Results is not solely and exclusively owned by CLIENT, then to the maximum extent permitted by applicable law, CLIENT and its affiliates are hereby granted a nonexclusive, fully-paid up, royalty- free, perpetual, irrevocable, sublicensable (for multiple tiers), transferable license throughout the universe under such Other Materials, such Results and all intellectual property and proprietary rights therein, to internally and externally reproduce, prepare derivative works based upon, display, perform, distribute, use, make, sell, offer to sell, import, exercise and exploit all works, materials, products, processes and services. To the maximum extent permitted by applicable law, CLIENT, its affiliates and its and their designees may create photographs and recordings of ADVISOR (individually and with others) in connection with any Results or any products, services, operation or business of CLIENT or any of its affiliates during the engagement or relationship with CLIENT and may reproduce, use, modify, display, publish and distribute ADVISOR’s names, voice, signatures, photographs, recordings, and likeness captured, produced or provided in the course of the engagement or relationship with CLIENT as well as their derivative works and copies (the “Likenesses”), publicly and perpetually, in connection with any products, services, operation or business of CLIENT or any of its affiliates. ADVISOR waives the right to inspect or approve any materials incorporating any Likeness. To the maximum extent permitted by applicable law, ADVISOR waives and agrees not to assert any and all rights and claims ADVISOR may have, before or after the date hereof, with respect to any Results, any Likenesses, or the subject matter of any rights or licenses granted to CLIENT. For purposes of this Section 11, the term “affiliates” means entities which, directly or indirectly, are controlled by, control, or are under the common control with CLIENT as well as predecessors, successors and assigns of CLIENT or any of such entities. The contents of this Section 11 shall survive the termination, cancellation or expiration of this Agreement to the maximum extent permitted by applicable law. 12. Waiver Docusign Envelope ID: FAC70A46-9984-449C-99E8-34C271286D10

Page 10 of 11 No waiver by either Party hereto of any performance of the other Party required hereunder or any default of either the terms hereof shall constitute or imply, whether by passage of time or otherwise, any further waiver of any other performance or default. 13. Notices Any notice required herein shall be in writing and shall be deemed to have been duly given when delivered by hand, received via electronic mail, or on the depositing of said notice in any U.S. Postal Service mail receptacle with postage prepaid, addressed as follows: ADVISOR’S MAILING ADDRESS: Michael Burns 128 Wadsworth Avenue Santa Monica, CA 90405 Email: mburns@lionsgate.com With a copy to: Matthew Johnson Johnson Shapiro Slewett & Kole LLP 750 N. San Vicente Blvd., #RE1550 West Hollywood, CA 90069 Email: Matt@JSSK.com CLIENT’S MAILING ADDRESS: Starz Entertainment Corp. 1647 Stewart St. Santa Monica, California 90404 Attn: Jeff Hirsch, Chief Executive Officer Email: jeff.hirsch@starz.com WITH A COPY TO: Attention: General Counsel 1647 Stewart Street, Santa Monica, CA 90404 E-mail: Audrey.Lee@starz.com 14. Integrity, Amendment, Severability, Forum 14.1 This Agreement expresses the binding and entire agreement between CLIENT and ADVISOR relating to the subject matter herein, and replaces and supersedes all prior arrangements, representations, negotiations and agreements, either oral or written, as to the subject matter hereof. 14.2 Any change, modification or amendment hereto shall be valid only if in writing and signed by both Parties. 14.3 If any portion of this Agreement is held invalid or unenforceable by a court or arbitrator of competent jurisdiction, then such provision only shall be deemed omitted from this Agreement and shall not affect the validity or enforceability of any other provision of this Agreement. 14.4 Except as set forth herein, this Agreement shall be governed by the laws of the State of California. The state and federal courts (or arbitrators appointed as described herein) located in Los Angeles County, California shall be the sole forum for any action for relief arising out of or pursuant to or to enforce or interpret, this Agreement. Each Party to this Agreement consents to the personal jurisdiction and arbitration in such forum and courts Docusign Envelope ID: FAC70A46-9984-449C-99E8-34C271286D10

Page 11 of 11 and each Party hereto covenants not to, and waives any right to, seek a transfer of venue from such jurisdiction on any grounds. IN WITNESS WHEREOF, the Parties have executed this Advisory Services Agreement as of the date first above written. CLIENT: STARZ ENTERTAINMENT CORP. By: Printed Name: Title: Date: ADVISOR: MICHAEL BURNS By: Printed Name: Title: Date: Docusign Envelope ID: FAC70A46-9984-449C-99E8-34C271286D10 MICHAEL BURNS 5/5/2025 OwnerEVP, General Counsel 5/19/2025 Audrey Lee

docusign

Certificate Of Completion

Envelope Id: FAC70A46-9984-449C-99E8-34C271286D10		Status: Completed
Subject: Complete with Docusign: Burns Amended Consulting Agreement 5-6-25.docx		
Source Envelope:		
Document Pages: 11	Signatures: 2	Envelope Originator:
Certificate Pages: 5	Initials: 0	Eileen Cahill
AutoNav: Enabled		6363 S Fiddlers Green Cir
EnvelopeId Stamping: Enabled		Greenwood Village, CO 80111
Time Zone: (UTC-08:00) Pacific Time (US & Canada)		Eileen.Cahill@Starz.com
		IP Address: 10.104.81.73

Record Tracking

Status: Original 5/5/2025 10:36:20 PM	Holder: Eileen Cahill Eileen.Cahill@Starz.com	Location: DocuSign

Signer Events	Signature	Timestamp
MICHAEL BURNS mburns@lionsgate.com Owner Security Level: Email, Account Authentication (None) Electronic Record and Signature Disclosure: Accepted: 5/5/2025 10:47:44 PM ID: 9ec1fb8f-27d4-4cf1-995e-e2882a5d8e11	DocuSigned by: MICHAEL BURNS 5974E0C16FAE481... Signature Adoption: Pre-selected Style Using IP Address: 47.155.110.117 Signed using mobile	Sent: 5/5/2025 10:42:35 PM Viewed: 5/5/2025 10:47:44 PM Signed: 5/5/2025 10:48:17 PM
Audrey Lee audrey.lee@starz.com EVP, General Counsel Security Level: Email, Account Authentication (None) Electronic Record and Signature Disclosure: Accepted: 6/3/2020 10:35:58 AM ID: 8b8f35e5-2851-46d3-b85f-b7c98b54e232	DocuSigned by: Audrey Lee 2F52CE3281414C4... Signature Adoption: Pre-selected Style Using IP Address: 165.254.224.99	Sent: 5/5/2025 10:48:19 PM Viewed: 5/5/2025 10:51:29 PM Signed: 5/19/2025 12:54:56 PM

In Person Signer Events	Signature	Timestamp

Editor Delivery Events	Status	Timestamp

Agent Delivery Events	Status	Timestamp

Intermediary Delivery Events	Status	Timestamp

Certified Delivery Events	Status	Timestamp

Carbon Copy Events	Status	Timestamp
Eileen Cahill eileen.cahill@starz.com SVP sdg Security Level: Email, Account Authentication (None) Electronic Record and Signature Disclosure: Not Offered via Docusign	COPIED	Sent: 5/19/2025 12:54:58 PM

Carbon Copy Events	Status	Timestamp
Matt Johnson matt@jssk.com Partner Security Level: Email, Account Authentication (None) Electronic Record and Signature Disclosure: Not Offered via Docusign	**COPIED**	Sent: 5/19/2025 12:54:58 PM

Witness Events	Signature	Timestamp

Notary Events	Signature	Timestamp

Envelope Summary Events	Status	Timestamps
Envelope Sent	Hashed/Encrypted	5/5/2025 10:42:36 PM
Certified Delivered	Security Checked	5/5/2025 10:51:29 PM
Signing Complete	Security Checked	5/19/2025 12:54:56 PM
Completed	Security Checked	5/19/2025 12:54:58 PM

Payment Events	Status	Timestamps

Electronic Record and Signature Disclosure

ELECTRONIC RECORD AND SIGNATURE DISCLOSURE From time to time, Starz Entertainment, LLC (we, us or Company) may be required by law to provide to you certain written notices or disclosures. Described below are the terms and conditions for providing to you such notices and disclosures electronically through the DocuSign system. Please read the information below carefully and thoroughly, and if you can access this information electronically to your satisfaction and agree to this Electronic Record and Signature Disclosure (ERSD), please confirm your agreement by selecting the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system. Getting paper copies At any time, you may request from us a paper copy of any record provided or made available electronically to you by us. You will have the ability to download and print documents we send to you through the DocuSign system during and immediately after the signing session and, if you elect to create a DocuSign account, you may access the documents for a limited period of time (usually 30 days) after such documents are first sent to you. After such time, if you wish for us to send you paper copies of any such documents from our office to you, you will be charged a $0.00 per-page fee. You may request delivery of such paper copies from us by following the procedure described below. Withdrawing your consent If you decide to receive notices and disclosures from us electronically, you may at any time change your mind and tell us that thereafter you want to receive required notices and disclosures only in paper format. How you must inform us of your decision to receive future notices and disclosure in paper format and withdraw your consent to receive notices and disclosures electronically is described below. Consequences of changing your mind If you elect to receive required notices and disclosures only in paper format, it will slow the speed at which we can complete certain steps in transactions with you and delivering services to you because we will need first to send the required notices or disclosures to you in paper format, and then wait until we receive back from you your acknowledgment of your receipt of such paper notices or disclosures. Further, you will no longer be able to use the DocuSign system to receive required notices and consents electronically from us or to sign electronically documents from us. All notices and disclosures will be sent to you electronically Electronic Record and Signature Disclosure created on: 5/28/2020 1:26:26 PM Parties agreed to: MICHAEL BURNS, Audrey Lee

Unless you tell us otherwise in accordance with the procedures described herein, we will provide electronically to you through the DocuSign system all required notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you during the course of our relationship with you. To reduce the chance of you inadvertently not receiving any notice or disclosure, we prefer to provide all of the required notices and disclosures to you by the same method and to the same address that you have given us. Thus, you can receive all the disclosures and notices electronically or in paper format through the paper mail delivery system. If you do not agree with this process, please let us know as described below. Please also see the paragraph immediately above that describes the consequences of your electing not to receive delivery of the notices and disclosures electronically from us. How to contact Starz Entertainment, LLC: You may contact us to let us know of your changes as to how we may contact you electronically, to request paper copies of certain information from us, and to withdraw your prior consent to receive notices and disclosures electronically as follows: To contact us by email send messages to: docusign@starz.com To advise Starz Entertainment, LLC of your new email address To let us know of a change in your email address where we should send notices and disclosures electronically to you, you must send an email message to us at docusign@starz.com and in the body of such request you must state: your previous email address, your new email address. We do not require any other information from you to change your email address. If you created a DocuSign account, you may update it with your new email address through your account preferences. To request paper copies from Starz Entertainment, LLC To request delivery from us of paper copies of the notices and disclosures previously provided by us to you electronically, you must send us an email to docusign@starz.com and in the body of such request you must state your email address, full name, mailing address, and telephone number. We will bill you for any fees at that time, if any. To withdraw your consent with Starz Entertainment, LLC To inform us that you no longer wish to receive future notices and disclosures in electronic format you may:

i. decline to sign a document from within your signing session, and on the subsequent page, select the check-box indicating you wish to withdraw your consent, or you may; ii. send us an email to docusign@starz.com and in the body of such request you must state your email, full name, mailing address, and telephone number. We do not need any other information from you to withdraw consent.. The consequences of your withdrawing consent for online documents will be that transactions may take a longer time to process.. Required hardware and software The minimum system requirements for using the DocuSign system may change over time. The current system requirements are found here: https://support.docusign.com/guides/signer-guide- signing-system-requirements. Acknowledging your access and consent to receive and sign documents electronically To confirm to us that you can access this information electronically, which will be similar to other electronic notices and disclosures that we will provide to you, please confirm that you have read this ERSD, and (i) that you are able to print on paper or electronically save this ERSD for your future reference and access; or (ii) that you are able to email this ERSD to an email address where you will be able to print on paper or save it for your future reference and access. Further, if you consent to receiving notices and disclosures exclusively in electronic format as described herein, then select the check-box next to ‘I agree to use electronic records and signatures’ before clicking ‘CONTINUE’ within the DocuSign system. By selecting the check-box next to ‘I agree to use electronic records and signatures’, you confirm that:  You can access and read this Electronic Record and Signature Disclosure; and  You can print on paper this Electronic Record and Signature Disclosure, or save or send this Electronic Record and Disclosure to a location where you can print it, for future reference and access; and  Until or unless you notify Starz Entertainment, LLC as described above, you consent to receive exclusively through electronic means all notices, disclosures, authorizations, acknowledgements, and other documents that are required to be provided or made available to you by Starz Entertainment, LLC during the course of your relationship with Starz Entertainment, LLC.